Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Shift4 Payments, Inc. of the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Shift4 Payments, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 12, 2020

/s/ Nancy Disman
Nancy Disman